Exhibit 6.9

INDEPENDENT CONTRACTOR AGREEMENT
THIS AGREEMENT, entered into on [Date] by and between YouNow Inc. a Delaware corporation with a principal place of business located at 1441 Broadway, 14th Floor, New York, NY 10018 (“YouNow”), and [Adviser], a Contractor whose address is [Address] (“Contractor”), is made with reference to the following facts:
WHEREAS, YouNow requires that certain services be provided for it by Contractor in accordance with and subject to the terms in the body of this Agreement (“Services) as detailed in Statement of Work No. 1 attached hereto as Exhibit, A and any subsequent mutually executed statements of work that incorporates the terms of this Agreement (each, a “Statement of Work” or “SOW), and Contractor has agreed to provide such Services; and
WHEREAS, YouNow intends to disclose to Contractor certain information about its business and/or operations and development, which it considers to be proprietary and confidential, in connection with the Services;
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.
THE SERVICES. Contractor agrees to perform the Services in accord with the standard of care, skill and diligence normally provided by a professional person in the performance of similar services. Contractor undertakes that no conflict exists which may prevent him from entering into this Agreement with YouNow, or from breaching any of his undertakings hereunder.

2.
COMPENSATION. YouNow shall pay Contractor compensation for the Services as detailed in a relevant Statement of Work and in in accordance with the payment terms set forth therein, following receipt of a written detailed invoice from Contractor and any tax identification documents as required by law.

3.	WORK FOR HIRE; ORIGINAL WORK.

i.
The parties agree that Contractor’s work under this Agreement is a "work for hire" and that the exclusive owner of such work is YouNow. If for any reason the work performed by Contractor under this Agreement is found not to constitute a work for hire, then, in consideration for the payment set forth under this Agreement, Contractor hereby assigns all intellectual property rights created, including the copyright, to YouNow. Contractor shall also disclose to YouNow all discoveries, inventions, ideas or techniques (“Inventions”) made by Contractor in the performance of Services under this Agreement. All such Inventions shall also be owned exclusively by YouNow. Contractor shall execute any document and provide reasonable assistance to YouNow as YouNow may reasonably request to give full effect to YouNow's ownership rights hereunder.

ii.
Contractor undertakes that any work provided to YouNow hereunder shall be original, will not infringe upon any third party rights and will not include any open-source software without first attaining permission in writing from YouNow.

5.
CONFIDENTIALITY. As of the Effective Date and during the provision of the Services, Contractor is and will be privy to certain information about YouNow’s business and/or operations and development, which YouNow considers to be proprietary and confidential.

i.
For purposes of this Agreement, "Confidential Information" shall include, but shall not be limited to, all proprietary intellectual property, whether or not subject to protection under doctrines of patent, copyright, trademark, trade secret or other doctrine, all strategies, business plans, results of operations, cost and sales data, financial results and forecasts, marketing plans and results, mailing and account lists, source code, software tools, demographic data, and other documentation or information about the business or operations of either party or any affiliate thereof; except Confidential Information may, but need not, be marked as “Confidential” and shall include information transmitted orally as well as in written or other form.

ii.
The existence of this Agreement shall also be deemed Confidential, and Contractor may not use any materials created for self-promotion unless specifically granted permission to do so in writing by YouNow.

iii.
In consideration for disclosure of the Confidential Information by YouNow, Contractor agrees to not disclose the Confidential Information of YouNow to third parties and further agrees not to use such Confidential Information for any purpose other than for tendering Contractors services to YouNow. Contractor agrees to use the same measures to maintain and safeguard the confidentiality of the Confidential Information of YouNow as Contractor uses in respect of Contractor’s own confidential and proprietary information. Contractor may not disclose the Confidential Information of YouNow to any other person.

iv.
Contractor acknowledges that the disclosure by YouNow of Confidential Information to him does not grant any implied, express, or other license to him to use the disclosed Confidential Information and that YouNow does not hereby grant any right or license to him under any copyright held by it.

v.
In the event a subpoena or other legal action is initiated by a third party for disclosure of any Confidential Information, Contractor, in the event that Contractor receives the subpoena or other legal notice, shall promptly give written notification to YouNow. Nothing in this Agreement, however, shall be construed to require Contractor to defy any court order, administrative proceeding, law or properly promulgated regulation requiring disclosure of Confidential Information. Notwithstanding the foregoing, Contractor agrees to provide written notification to YouNow prior to making any disclosure as required by this paragraph.

vi.
Upon the request of YouNow, all written or tangible Confidential Information of YouNow, and all copies thereof, including any source code, documents etc, shall be returned or destroyed. Any Confidential Information that is not destroyed, oral information, shall remain subject to this Agreement.

6.
INDEPENDENT CONTRACTORS. Contractor and YouNow are independent contractors. Neither party is an employee, agent or representative of the other party. Neither party shall have any right, power, or authority to enter into any agreement for or on behalf of the other party, or to incur any obligation or liability or otherwise bind the other party. This Agreement does not create an association, joint venture, or partnership between the parties nor imposes any partnership liability upon either party. Contractor hereby agrees that Contractor shall be responsible for any tax payments related to this Agreement; and that YouNow is not responsible for Contractor’s health insurance or worker’s compensation insurance.

7.
TERMINATION. YouNow has a right to terminate this agreement at any time. Upon termination of this Agreement, Contractor shall cease all work and shall promptly provide return to YouNow all materials and Confidential Information provided to Contractor in connection with this Agreement. Following one year of continuous contracting work with YouNow, Contractor will receive 30 days notice before termination.

8.
ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior or contemporaneous agreements of the parties with respect to the subject matter contained herein. No change, amendment, or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both parties.

9.
GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York. The parties hereby consent to the sole and exclusive jurisdiction of the courts of the State of New York sitting in New York City, New York and, if the jurisdictional prerequisites exist, the United States District Court for the Southern District of New York, over any actions, suits or proceedings arising out of or relating to this Agreement. In the event any portion of this Agreement is held to be illegal or unenforceable, the remainder shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above

[Adviser]

By:

YouNow, Inc.

By:

Exhibit A – STATEMENT OF WORK NO. 1

(1)	SERVICES

a.	Contractor shall consult for YouNow on matters pertaining to public relations, communications and content

(2)	TERM FOR SERVICES

a.	Term. Contractor shall start providing the Services under this Statement of Work as of [Date and Term]. Either party may terminate this Statement of Work at any time and for any reason.

(3)	FEES FOR SERVICES.

a.	Fee. YouNow shall pay [Adviser] in tokens an equivalent of $[Amount] per month made payable in tokens as defined below

b.
Tokens. As the compensation for the Services, the Company shall grant to you such number of Tokens (as hereinafter defined) equal to $[Amount] per month based on the sale price of the token 48 hours after the token sale event to be conducted by the Company via deployment on a block chain or distributed ledger technology, or any similar technology intended for implementing a digital currency. For purposes hereof, the term “Token” shall mean digital cryptographic tokens, typically virtual currency, that are implemented on a block chain or distributed ledger technology.

c.
Payment. Any amounts due and not in dispute will be paid within 14 days following receipt of a written invoice from Contractor. The invoice shall contain: an invoice number, name of the Contractor or company, tax identification number and full address.